SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event Reported): December 3, 2004

LEVI STRAUSS & CO.

(Exact name of registrant as specified in its charter)

DELAWARE	002-90139	94-0905160
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1155 BATTERY STREET

SAN FRANCISCO, CALIFORNIA 94111

(Address of principal executive offices, including zip code)

(415) 501-6000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

ITEM 2.05. Costs Associated with Exit or Disposal Activities.

On December 6, 2004, we announced changes in the strategy and business model for our Dockers® business in Europe. This follows our strategic decision in October to retain the Dockers® brand after exploring its possible sale and decisions concluded by our senior management on December 3.

The new business model will move the European Dockers® business from Amsterdam to Brussels, the European headquarters of Levi Strauss & Co. We expect that the changes will improve the brand’s financial performance in Europe and decrease complexity through a more streamlined organization. We believe the move will allow the brand to reduce its facility costs in Europe as well as leverage the resources of the larger Levi Strauss Europe organization.

We anticipate that the move to Brussels will take place by the third quarter of 2005, resulting in the closure of the Amsterdam office and the redundancy of approximately 50 positions currently based there.

We also announced that we are in the process of rationalising the Dockers® product line in Europe by focusing on core products. We expect that these changes in the product range will be reflected at retail stores in the fall of 2005.

We also announced that Keith Harkess, President of the European Dockers® Brand, Peter Ruis, Brand Merchandise Director and Nick Vance, Brand Marketing Director, have decided to leave the company. During the transition phase, the Dockers® brand will be run by an interim leadership team, reporting directly to Paul Mason, president of Levi Strauss Europe.

We are currently unable to make a good faith estimate of the amount of charges expected to be incurred in connection with such actions or the amount of charges that will result in future cash expenditures. Once we formulate these estimates, we will disclose them as soon as practicable in accordance with Form 8-K.

A copy of the press release announcing such actions is attached hereto as Exhibit 99.1.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS

(c)	Exhibits.

99.1	Press release, dated December 6, 2004, announcing new strategy to strengthen Dockers® brand in Europe.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LEVI STRAUSS & CO.

DATE: December 6, 2004	By:	/s/ Gary W. Grellman
	Name:	Gary W. Grellman
	Title:	Vice President, Controller

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press release, dated December 6, 2004, announcing new strategy to strengthen Dockers® brand in Europe.